Exhibit 99.1

Clarus Reports Strong Fourth Quarter and Full Year 2020 Results

- Sales in the Fourth Quarter of 2020 Increase 24% Year-over-Year to $75.9 Million -

- Reinstates Full-Year Outlook: Expects 2021 Sales and Adjusted EBITDA to Grow Approximately 25% and 56% to $280 Million and $35 Million, Respectively -

SALT LAKE CITY, Utah – March 8, 2021 – Clarus Corporation (NASDAQ: CLAR) (“Clarus” and/or the “Company”), a company focused on the outdoor and consumer industries, reported financial results for the fourth quarter and full year ended December 31, 2020.

Fourth Quarter 2020 Financial Summary vs. Same Year-Ago Quarter

•	Sales increased 24% to $75.9 million.
•	Gross margin was unchanged at 35.5%; adjusted gross margin up 50 basis points to 36.0%.
•	Net income was $7.1 million, or $0.22 per diluted share, compared to $12.4 million, or $0.40 per diluted share. The fourth quarter of 2019 included a $10.4 million net benefit associated with the partial release of the Company’s valuation allowance on its deferred tax assets.
•	Adjusted net income before non-cash items increased 64% to $11.2 million, or $0.34 per diluted share, compared to $6.8 million, or $0.22 per diluted share.
•	Adjusted EBITDA increased 56% to $11.0 million.
•	Free cash flow (net cash provided by operating activities less capital expenditures) increased significantly to $6.5 million compared to $2.6 million.
•	At December 31, 2020, cash and cash equivalents totaled $17.8 million compared to $1.7 million at December 31, 2019, and debt was $34.6 million compared to $22.7 million at December 31, 2019.

2020 Financial Summary vs. 2019

•	Sales were $224.0 million compared to $229.4 million.
•	Gross margin was 34.7% compared to 35.0%; adjusted gross margin of 34.9%.
•	Net income was $5.5 million, or $0.18 per diluted share, compared to $19.0 million, or $0.61 per diluted share. 2019 included the aforementioned $10.4 million net tax benefit.
•	Adjusted net income before non-cash items increased 3% to $21.9 million, or $0.70 per diluted share, compared to $21.3 million, or $0.69 per diluted share.
•	Adjusted EBITDA was $22.4 million compared to $22.7 million.
•	Free cash flow increased significantly to $24.0 million compared to $5.4 million.

Management Commentary

“Our momentum from the third quarter carried through to the end of the year, demonstrating the strength of our brand portfolio and the resilience of our ‘super-fan’ brand strategy,” said Clarus President John Walbrecht. “The strong year-over-year sales growth we generated during the fourth quarter of 2020 outperformed our previously stated outlook and drove an even more robust improvement in our fourth quarter adjusted EBITDA. This performance in a dynamic retail environment is a testament to the hard work of our team and our commitment to our strategic priorities.

“Within Black Diamond, we remained dedicated to preserving brand equity as we executed on our ‘innovate and accelerate’ playbook across our portfolio. This approach allowed us to successfully navigate the COVID-19 related retail demand freeze in the first half of 2020 and drive consistent improvements in the brand’s performance throughout the second half of the year. In our Sierra segment, demand for Sierra has continued to accelerate, and Barnes’ performance has exceeded our expectations in its first few months on our platform. This momentum will allow us to continue advancing the integration process and we are well on our way to building a leading, specialty premium bullet and ammunition platform.

“As we look to 2021, we intend to maximize the growth and profitability of our brands, as well as the value we create for our shareholders. We expect to continue leveraging the strong demand trends underlying our brands, our fast-growing direct-to-consumer channel and our ‘innovate and accelerate’ strategy to continue the momentum across our well-diversified brand portfolio.”

Fourth Quarter 2020 Financial Results

Sales in the fourth quarter increased 24% to $75.9 million compared to $61.0 million in the same year-ago quarter. The increase includes revenue contribution of approximately $6.6 million from Barnes, an acquisition Clarus completed on October 2, 2020. Excluding Barnes, the Company’s fourth quarter sales increased 14% on an organic basis compared to the same year-ago quarter.

Black Diamond sales were flat and Sierra sales were up 167%. Black Diamond sales continued to improve and experienced a recovery in consumer demand. The increase in Sierra was due to continued sales improvements across most product channel and region. On a constant currency basis, total sales were up 23%.

Gross margin in the fourth quarter was unchanged at 35.5% compared to the same year-ago quarter. Improvements in product mix, low levels of discounting and foreign exchange benefits offset unfavorable impacts on the Company’s supply chain and logistics due to the COVID-19 pandemic. Excluding a fair value inventory step-up associated with the Barnes acquisition, adjusted gross margin in the fourth quarter increased 50 basis points to 36.0%.

Selling, general and administrative (SG&A) expenses in the fourth quarter were $20.9 million compared to $17.5 million in the year-ago quarter, primarily due to the inclusion of Barnes, which contributed $1.7 million, and an increase in stock-based compensation given Clarus’ stock price appreciation during the quarter.

Net income in the fourth quarter was $7.1 million, or $0.22 per diluted share, compared to $12.4 million or $0.40 per diluted share, in the same year-ago quarter. The decrease included $3.5 million of non-cash charges and $0.6 million in transaction costs compared to $5.6 million of non-cash benefits and minimal transaction costs in the same year-ago quarter. Net income in the fourth quarter of 2019 included a $10.4 million net benefit associated with the partial release of the Company’s valuation allowance on its deferred tax assets.

Adjusted net income in the fourth quarter, which excludes the non-cash items and transaction costs, increased 64% to $11.2 million, or $0.34 per diluted share, compared to an adjusted net income of 6.8 million, or $0.22 per diluted share, in the same year-ago quarter.

Adjusted EBITDA in the fourth quarter increased 56% to $11.0 million compared to $7.0 million in the same year-ago quarter.

Net cash provided by operating activities for the three months ended December 31, 2020 increased significantly to $8.3 million compared to $3.9 million in the year-ago quarter. Capital expenditures for the three months ended December 31, 2020 were $1.8 million compared to $1.3 million in the same year-ago period. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the three months ended December 31, 2020 increased significantly to $6.5 million compared to $2.6 million in the same year-ago period.

Liquidity at December 31, 2020 vs. December 31, 2019

•	Cash and cash equivalents totaled $17.8 million compared to $1.7 million.
•	Total debt of $34.6 million compared to $22.7 million.
•	Remaining access to $44.4 million on the Company’s revolving line of credit.
•	Net debt leverage ratio of 0.6x compared to 0.9x.

Full Year 2020 Financial Results

Sales in 2020 were $224.0 million compared to $229.4 million in 2019. The decrease was driven by a 14% decline in Black Diamond sales due to the impacts of the COVID-19-related retail demand freeze in the first half of the year, partially offset by a 57% increase in Sierra sales due to strong demand tailwinds throughout the year. On a constant currency basis, total sales were down 3%.

Gross margin in 2020 was 34.7% compared to 35.0% in 2019. The decrease was primarily due to the unfavorable impacts on the Company’s supply chain and logistics due to the COVID-19 pandemic, partially offset by improved product and channel mix. Excluding a fair value inventory step-up associated with the Barnes acquisition, adjusted gross margin in 2020 was 34.9%.

Selling, general and administrative expenses in 2020 were $71.4 million compared to $68.7 million in 2019. The increase was primarily due to higher levels of stock-based compensation in line with the Company’s stock price appreciation along with the inclusion of Barnes, which contributed $1.7 million, partially offset by the cost-saving initiatives implemented during the first half of the year in response to the COVID-19 pandemic.

Net income in 2020 was $5.5 million, or $0.18 per diluted share, compared to $19.0 million, or $0.61 per diluted share, in 2019. Net income in 2020 included $14.0 million of non-cash charges and $2.4 million of transaction costs, compared to net income in 2019 that included $2.1 million of non-cash charges and $0.2 million in transaction and restructuring costs.

Adjusted net income in 2020, which excludes the non-cash items and transaction costs, increased 3% to $21.9 million, or $0.70 per diluted share, compared to $21.3 million, or $0.69 per diluted share, in 2019.

Adjusted EBITDA in 2020 was $22.4 million compared to $22.7 million in 2019.

Net cash provided by operating activities for the year ended December 31, 2020 increased significantly to $29.4 million compared to $9.5 million in the prior year. Capital expenditures for 2020 were $5.4 million compared to $4.1 million in the same year-ago period. Free cash flow, defined as net cash provided by operating activities less capital expenditures, for the year ended December 31, 2020 increased significantly to $24.0 million compared to $5.4 million in the same year-ago period.

Capital Allocation

During 2020, the Company temporarily suspended its share repurchase program as a proactive measure in response to the COVID-19 pandemic, leaving approximately $10.8 million remaining on its $30 million share repurchase program as of December 31, 2020.

During the year, the Company paid $1.5 million in cash dividends ($0.10 per share annually) compared to $3.0 million in 2019. Beginning on May 1, 2020, Clarus’ board of directors temporarily replaced the Company’s quarterly cash dividend with a stock dividend, which remained in effect for the first and second quarter of 2020. Clarus’ regular quarterly cash dividend was restored on October 19, 2020 and remained in place for the third and fourth quarter of 2020. The Company’s quarterly dividend was initiated in August 2018.

2021 Outlook

Clarus anticipates fiscal year 2021 sales to grow approximately 25% to $280 million compared to 2020. By brand, the Company expects sales for Black Diamond to increase 17% to $200 million and Sierra and Barnes combined to increase 52% to $80 million compared to 2020.

The Company expects adjusted EBITDA in 2021 to increase approximately 56% to $35 million compared to 2020 with capital expenditures of approximately $7.5 million and free cash flow of approximately $15 million.

Net Operating Loss (NOL)

The Company estimates that it has available NOL carryforwards for U.S. federal income tax purposes of approximately $120 million. The Company’s common stock is subject to a rights agreement dated February 7, 2008 that is intended to limit the number of 5% or more owners and therefore reduce the risk of a possible change of ownership under Section 382 of the Internal Revenue Code of 1986, as amended. Any such change of ownership under these rules would limit or eliminate the ability of the Company to use its existing NOLs for federal income tax purposes. However, there is no guaranty that the rights agreement will achieve the objective of preserving the value of the NOLs.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and full year 2020 results.

Date: Monday, March 8, 2021

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-511-3707

International dial-in number: 1-786-815-8672

Conference ID: 2999645

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay here and on the Company’s website at www.claruscorp.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through March 22, 2021.

Toll-free replay number: 1-855-859-2056

International replay number: 1-404-537-3406

Replay ID: 2999645

About Clarus Corporation

Headquartered in Salt Lake City, Utah, Clarus Corporation is a leading developer, manufacturer and distributor of best-in class outdoor equipment and lifestyle products focused on the climb, ski, mountain, and sport markets. With a strong reputation for innovation, style, quality, design, safety and durability, Clarus’ portfolio of iconic brands includes Black Diamond®, Sierra®, Barnes®, PIEPS®, and SKINourishment® sold through specialty and online retailers, distributors and original equipment manufacturers throughout the U.S. and internationally. For additional information, please visit www.claruscorp.com or the brand websites at www.blackdiamondequipment.com, www.sierrabullets.com, www.barnesbullets.com, or www.pieps.com.

Use of Non-GAAP Measures

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release contains the non-GAAP measures: (i) adjusted gross margin and adjusted gross profit, (ii) net (loss) income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) earnings before interest, taxes, other income or expense, depreciation and amortization (“EBITDA”), and adjusted EBITDA, and (iv) free cash flow. The Company believes that the presentation of certain non-GAAP measures, i.e.: (i) adjusted gross margin and adjusted gross profit, (ii) net (loss) income before non-cash items and related income per diluted share, and adjusted net income before non-cash items and related income per diluted share, (iii) EBITDA and adjusted EBITDA, and (iv) free cash flow, provide useful information for the understanding of its ongoing operations and enables investors to focus on period- over-period operating performance, and thereby enhances the user's overall understanding of the Company's current financial performance relative to past performance and provides, along with the nearest GAAP measures, a baseline for modeling future earnings expectations. Non-GAAP measures are reconciled to comparable GAAP financial measures within this press release. The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company's reported GAAP results. Additionally, the Company notes that there can be no assurance that the above referenced non-GAAP financial measures are comparable to similarly titled financial measures used by other publicly traded companies.

Forward-Looking Statements

Please note that in this press release we may use words such as “appears,” “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions which constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to, the overall level of consumer demand on our products; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of the Company's customers; the Company's ability to implement its business strategy; the ability of the Company to execute and integrate acquisitions; changes in governmental regulation, legislation or public opinion relating to the manufacture and sale of bullets and ammunition by our Sierra segment, and the possession and use of firearms and ammunition by our customers; the Company’s exposure to product liability or product warranty claims and other loss contingencies; disruptions and other impacts to the Company’s business, as a result of the COVID-19 global pandemic and government actions and restrictive measures implemented in response; stability of the Company’s manufacturing facilities and suppliers, as well as consumer demand for our products, in light of disease epidemics and health-related concerns such as the COVID-19 global pandemic; the impact that global climate change trends may have on the Company and its suppliers and customers; the Company's ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, our information systems; the ability of our information technology systems or information security systems to operate effectively, including as a result of security breaches, viruses, hackers, malware, natural disasters, vendor business interruptions or other causes; our ability to properly maintain, protect, repair or upgrade our information technology systems or information security systems, or problems with our transitioning to upgraded or replacement systems; the impact of adverse publicity about the Company and/or its brands, including without limitation, through social media or in connection with brand damaging events and/or public perception; fluctuations in the price, availability and quality of raw materials and contracted products as well as foreign currency fluctuations; our ability to utilize our net operating loss carryforwards; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks; and the Company’s ability to maintain a quarterly dividend. More information on potential factors that could affect the Company's financial results is included from time to time in the Company's public reports filed with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. All forward-looking statements included in this press release are based upon information available to the Company as of the date of this press release, and speak only as of the date hereof. We assume no obligation to update any forward-looking statements to reflect events or circumstances after the date of this press release.

Company Contact:

John C. Walbrecht

President

Tel 1-801-993-1344

john.walbrecht@claruscorp.com

or

Aaron J. Kuehne

Executive Vice President and

Chief Financial Officer

Tel 1-801-993-1364

aaron.kuehne@claruscorp.com

Investor Relations Contact:

Gateway Investor Relations

Cody Slach

Tel 1-949-574-3860

CLAR@gatewayir.com

CLARUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	December 31, 2020	December 31, 2019
Assets
Current assets
Cash	$17,789	$1,703
Accounts receivable, net	50,475	41,628
Inventories	68,356	73,432
Prepaid and other current assets	5,385	3,787
Income tax receivable	117	322
Total current assets	142,122	120,872

Property and equipment, net	26,956	22,919
Other intangible assets, net	19,416	15,816
Indefinite lived intangible assets	47,523	41,630
Goodwill	26,715	18,090
Deferred income taxes	11,113	7,904
Other long-term assets	6,846	3,034
Total assets	$280,691	$230,265

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued liabilities	$34,665	$24,304
Income tax payable	956	260
Current portion of long-term debt	4,000	-
Total current liabilities	39,621	24,564

Long-term debt	30,621	22,670
Deferred income taxes	1,227	1,224
Other long-term liabilities	4,628	615
Total liabilities	76,097	49,073

Stockholders' Equity
Preferred stock, $.0001 par value per share; 5,000 shares authorized; none issued
Common stock, $.0001 par value per share; 100,000 shares authorized;
35,198 and 33,615 issued and 31,228 and 29,760 outstanding, respectively	4	3
Additional paid in capital	513,979	492,353
Accumulated deficit	(286,100)	(288,592)
Treasury stock, at cost	(23,789)	(22,269)
Accumulated other comprehensive income (loss)	500	(303)
Total stockholders' equity	204,594	181,192
Total liabilities and stockholders' equity	$280,691	$230,265

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2020	December 31, 2019
Sales
Domestic sales	$48,733	$33,946
International sales	27,214	27,076
Total sales	75,947	61,022

Cost of goods sold	48,969	39,336
Gross profit	26,978	21,686

Operating expenses
Selling, general and administrative	20,891	17,465
Transaction costs	563	42

Total operating expenses	21,454	17,507

Operating income	5,524	4,179

Other income (expense)
Interest expense, net	(461)	(380)
Other, net	588	167

Total other income (expense), net	127	(213)

Income before income tax	5,651	3,966
Income tax benefit	(1,418)	(8,421)
Net income	$7,069	$12,387

Net income per share:
Basic	$0.23	$0.42
Diluted	0.22	0.40

Weighted average shares outstanding:
Basic	31,132	29,759
Diluted	32,408	30,974

CLARUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2020	December 31, 2019
Sales
Domestic sales	$132,226	$121,751
International sales	91,781	107,686
Total sales	224,007	229,437

Cost of goods sold	146,212	149,146
Gross profit	77,795	80,291

Operating expenses
Selling, general and administrative	71,428	68,680
Restructuring charge	-	13
Transaction costs	2,433	166

Total operating expenses	73,861	68,859

Operating income	3,934	11,432

Other (expense) income
Interest expense, net	(1,261)	(1,358)
Other, net	912	(93)

Total other expense, net	(349)	(1,451)

Income before income tax	3,585	9,981
Income tax benefit	(1,960)	(8,991)
Net income	$5,545	$18,972

Net income per share:
Basic	$0.18	$0.64
Diluted	0.18	0.61

Weighted average shares outstanding:
Basic	30,175	29,820
Diluted	31,225	30,993

CLARUS CORPORATION
RECONCILIATION FROM GROSS PROFIT TO ADJUSTED GROSS PROFIT
AND ADJUSTED GROSS MARGIN

THREE MONTHS ENDED

	December 31, 2020		December 31, 2019
Gross profit as reported	$26,978
Plus impact of inventory fair value adjustment	360
Adjusted gross profit	$27,338	Gross profit as reported	$21,686

Gross margin as reported	35.5%

Adjusted gross margin	36.0%	Gross margin as reported	35.5%

TWELVE MONTHS ENDED

	December 31, 2020		December 31, 2019
Gross profit as reported	$77,795
Plus impact of inventory fair value adjustment	360
Adjusted gross profit	$78,155	Gross profit as reported	$80,291

Gross margin as reported	34.7%

Adjusted gross margin	34.9%	Gross margin as reported	35.0%

CLARUS CORPORATION
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2020	Per Diluted Share	December 31, 2019	Per Diluted Share
Net income	$7,069	$0.22	$12,387	$0.40

Amortization of intangibles	1,780	0.05	887	0.03
Depreciation	1,396	0.04	1,218	0.04
Amortization of debt issuance costs	81	0.00	77	0.00
Stock-based compensation	1,358	0.04	703	0.02
Inventory fair value of purchase accounting	360	0.01	-	-
Income tax benefit	(1,418)	(0.04)	(8,421)	(0.27)
Cash paid for income taxes	(8)	(0.00)	(78)	(0.00)

Net income before non-cash items	$10,618	$0.33	$6,773	$0.22

Transaction costs	563	0.02	42	0.00
State cash taxes on adjustments	(14)	(0.00)	(1)	(0.00)

Adjusted net income before non-cash items	$11,167	$0.34	$6,814	$0.22

CLARUS CORPORATION
RECONCILIATION FROM NET INCOME TO NET INCOME BEFORE NON-CASH ITEMS, ADJUSTED
NET INCOME BEFORE NON-CASH ITEMS AND RELATED EARNINGS PER DILUTED SHARE
(In thousands, except per share amounts)

	Twelve Months Ended
	December 31, 2020	Per Diluted Share	December 31, 2019	Per Diluted Share
Net income	$5,545	$0.18	$18,972	$0.61

Amortization of intangibles	4,070	0.13	3,552	0.11
Depreciation	4,801	0.15	4,550	0.15
Amortization of debt issuance costs	311	0.01	283	0.01
Stock-based compensation	6,791	0.22	2,949	0.10
Inventory fair value of purchase accounting	360	0.01	-	-
Income tax benefit	(1,960)	(0.06)	(8,991)	(0.29)
Cash paid for income taxes	(426)	(0.01)	(209)	(0.01)

Net income before non-cash items	$19,492	$0.62	$21,106	$0.68

Restructuring charge	-	-	13	0.00
Transaction costs	2,433	0.08	166	0.01
State cash taxes on adjustments	(60)	(0.00)	(6)	(0.00)

Adjusted net income before non-cash items	$21,865	$0.70	$21,279	$0.69

CLARUS CORPORATION
RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION (EBITDA), AND ADJUSTED EBITDA

(In thousands)
	Three Months Ended
	December 31, 2020	December 31, 2019
Net income	$7,069	$12,387

Income tax benefit	(1,418)	(8,421)
Other, net	(588)	(167)
Interest expense, net	461	380

Operating income	5,524	4,179

Depreciation	1,396	1,218
Amortization of intangibles	1,780	887

EBITDA	8,700	6,284

Transaction costs	563	42
Inventory fair value of purchase accounting	360	-
Stock-based compensation	1,358	703

Adjusted EBITDA	$10,981	$7,029

CLARUS CORPORATION

RECONCILIATION FROM NET INCOME TO EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION
(EBITDA), AND ADJUSTED EBITDA

(In thousands)

	Twelve Months Ended
	December 31, 2020	December 31, 2019

Net income	$5,545	$18,972

Income tax benefit	(1,960)	(8,991)
Other, net	(912)	93
Interest expense, net	1,261	1,358

Operating income	3,934	11,432

Depreciation	4,801	4,550
Amortization of intangibles	4,070	3,552

EBITDA	12,805	19,534

Restructuring charge	-	13
Transaction costs	2,433	166
Inventory fair value of purchase accounting	360	-
Stock-based compensation	6,791	2,949

Adjusted EBITDA	$22,389	$22,662